Exhibit 99.1

NewsRelease

TC PipeLines, LP Provides Initial Response to FERC Orders

HOUSTON, Texas – March 19, 2018 – News Release – TC PipeLines, LP (NYSE: TCP) (the Partnership) today provided its preliminary assessment of the potential impacts of the Federal Energy Regulatory Commission's (FERC) recent pronouncements regarding interstate and intrastate natural gas pipeline rate changes relating to federal income tax rates and its policy revision with respect to the recovery of income tax amounts included in the cost of service rates of certain natural gas pipelines within a master limited partnership (MLP).

On March 15, 2018, FERC issued a Notice of Proposed Rulemaking (NOPR) and revised policy statement to address the treatment of income taxes for ratemaking purposes. There are two separate avenues for these changes to be addressed: the first is a NOPR which focuses on evaluating and addressing impacts to pipeline tariffs in regards to income tax rate changes enacted through the Tax Cuts and Jobs Act of 2017; and the second is the revision to FERC's long-standing income tax allowance policy to no longer permit MLPs to recover an income tax allowance in their cost of service rates. Industry comments on the NOPR will be due within 30 days. The Partnership plans to file comments through our trade organizations and in tandem with our sponsor, TransCanada Corporation. Once the public comment period is complete, we expect FERC to issue final order(s) sometime later this summer or in early fall. The Partnership is also evaluating the impact of FERC's revised MLP policy statement on the partially-owned pipeline assets it holds and may seek clarification or reconsideration on the treatment of such ownership interests. We will communicate additional information to investors after we complete our evaluation of the impacts and the final FERC order.

Given both the timing for FERC to issue a final order(s) and the potential subsequent preparation of rate cases and/or settlements with customers, the Partnership does not anticipate any material financial impacts to its natural gas pipeline cost of service rates to take effect in the near-term as a result of the revised FERC tax policy. Notwithstanding the uncertainty around the timing for any direct action to any one pipeline following the implementation of the final order(s), we believe that any future impacts would only take effect prospectively upon the completion or settlement of a rate case, including those that may be initiated by the FERC or customers. Under existing settlements, our pipelines have no requirement for a rate case proceeding until 2022. In the event of a rate case, all cost of service framework components would be taken into consideration, which may act to offset a portion of any impacts related to the new FERC policy.

We believe that the FERC's actions will not substantively impact negotiated or non-recourse rates. It is important to note that in 2017, about 45 percent of the Partnership's revenues came from non-recourse rate contracts. The remaining approximately 55 percent of natural gas pipeline revenues were derived from cost of service-based rates which would be subject to tax recovery disallowance. We note that this percentage of negotiated or non-recourse revenue is set to climb to over 50 percent as the Partnership's growth projects come on line between now and 2020.

Important details of implementing the new revised policy statement require further clarification and the Partnership will continue to assess the financial impacts as more information becomes available.

About TC PipeLines, LP

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.

Forward-Looking Statements

Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be "forward-looking statements".  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to the final costs of compliance with newly enacted regulations, the timing, terms and closing of future acquisitions of additional natural gas pipeline assets and the ability of these assets to generate ongoing value to our unitholders, overall increase in the allocated management and operational expenses on our pipeline systems as performed by TransCanada, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, FERC's final rules implementing the Tax Cuts and Jobs Act enacted on December 22, 2017, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control,  disruption in the debt and equity markets that negatively impacts the Partnership's ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2017 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Scott Castleman
304.357.2128 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com